EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-37025) of Colonial Commercial Corp. and subsidiaries of our report dated March 31, 2008 on our audit of the consolidated balance sheet of Colonial Commercial Corp. and subsidiaries as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2007, which appears in this Form 10-K.

/s/ Eisner LLP
New York, New York
March 31, 2008